Exhibit 99.1

    PRIMUS ANNOUNCES EXERCISE OF $50 MILLION OVER-ALLOTMENT OF CONVERTIBLE
                      DEBENTURES TO MEET INVESTOR DEMAND

McLean, Virginia, March 13, 2000 -- PRIMUS Telecommunications Group, Incorporated (Nasdaq: PRTL - news), a global facilities-based Total Services Provider offering Internet, data and voice services on a bundled basis, announced today that due to investor demand the initial purchasers have exercised their $50 million over-allotment option granted pursuant to a purchase agreement dated February 17, 2000 with respect to PRIMUS's 5.75% convertible subordinated debentures due February 15, 2007. The closing of the over-allotment increases the aggregate principal amount of convertible subordinated debentures to $300 million.

The debentures are convertible into PRIMUS common stock at a price of $49.7913 per share. The purpose of the offering is to fund capital expenditures to expand and enhance the Company's communications network and for other permitted corporate purposes, including possible acquisitions.

The convertible debentures were not registered under the Securities Act of 1933 and may not be offered or sold in the United States absent such registration or an applicable exemption from such registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the convertible debentures, nor shall there be any sale of the convertible debentures in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under applicable securities laws, or absent the availability of an exemption from such registration or qualification requirements.

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